Exhibit 99.1

Press Release

Contacts:

Catherine J. Mathis, 212-556-1981; E-mail: mathis@nytimes.com Paula Schwartz, 212-556-5224; E-mail: schwap@nytimes.com

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY REPORTS

FIRST-QUARTER RESULTS

NEW YORK, April 14, 2005 – The New York Times Company announced today that first-quarter diluted earnings per share were $.76, compared with $.38 in the 2004 first quarter, and net income was $111.0 million, compared with $58.4 million in the first quarter of last year.

The 2005 first-quarter net income and diluted earnings per share includes a gain of $67.8 million after tax or $.46 per share from the sale of the Company’s current headquarters ($62.8 million after tax or $.43 per share) as well as property in Florida ($5.0 million after tax or $.03 per share).

“Our first-quarter results reflect the varying market conditions across our properties,” said Janet L. Robinson, president and CEO, The New York Times Company.  “Across the News Media Group, our large-market newspapers, The Times and The Globe, were flat or down in advertising revenues in the quarter, as categories such as telecommunications and banking were adversely affected by industry consolidation.  Our largest properties were also affected by the timing of Easter, when advertising is traditionally light and which fell in March this year but was in April last year.

“In contrast with the experience of our large market properties, the smaller newspapers that make up our Regional Media Group recorded advertising revenue gains of 7 percent, a third of which was generated by new products and services.  Across the News Media Group, our digital properties continued to grow rapidly in the quarter, with online advertising revenues up approximately 30 percent.  Despite difficult comparisons to last year, when political advertising was strong, our Broadcast Media Group was able to achieve first-quarter revenues similar to those in 2004.

“Costs increased 4 percent in the quarter due to higher compensation, distribution, outside printing and newsprint expense.  This quarter we began expensing stock-based compensation.  Had we not done so, costs would have been up 3.2 percent.

“Looking forward, and based on the conversations we have had with our advertisers, we expect advertising revenue growth will improve during the remainder of the year.  At the same time, we are continuing to concentrate on developing new revenue streams and maximizing the reach and value of our unique branded content, while remaining disciplined on controlling expenses.”

First-Quarter Acquisition and Investment Activity

During the first quarter, the Company continued to execute its revenue growth strategy through key acquisitions, detailed below, that extend its existing brands and add new capabilities, as demonstrated by its acquisition of About.com, which has become a new reporting segment in the Company’s financial statements.

•      On March 18, the Company purchased About, Inc., a leading online consumer information provider.  The Company’s reportable segments now consist of the News Media Group, the Broadcast Media Group and About.com.

•      On March 10, the Company acquired a 49 percent interest in Metro Boston LLC, which publishes a free daily newspaper catering to young professionals in the Greater Boston area.  Results for Metro Boston are included on the Income Statement in “Net loss from joint ventures.”

•      On February 1, the Company acquired the North Bay Business Journal, a weekly publication targeting business leaders in California’s Sonoma, Napa and Marin counties.

Given the size and timing of the acquisitions and investment, they did not have a material effect on the Company’s first-quarter results.

First-Quarter Financial Results

Revenues

Total revenues for the Company rose 0.5 percent to $805.6 million in the first quarter compared with $801.9 million in the first quarter last year.  Advertising revenues (66 percent of total revenues) grew 0.9 percent.  Adjusted for the estimated effect of Easter, the Company’s first-quarter advertising revenues would have grown approximately 2 percent. Circulation revenues (27 percent of total revenues) were at approximately the same level as they were in the first quarter last year.

Costs and Expenses

Total costs and expenses in the first quarter increased 4.0 percent to $720.5 million from $692.8 million in the 2004 first quarter, primarily because of:

•      increased distribution and outside printing costs,

•      stock-based compensation expense,

•      higher wages and other benefit expense and

•      increased newsprint expense.

Effective in the first quarter, the Company adopted Statement of Financial Accounting Standards 123-R, which requires that the cost of stock-based compensation be recognized in the financial statements.  This expense amounted to $6.3 million ($4.6 million after tax or $.03 per share) in the first quarter.

Newsprint expense rose 6.6 percent in the first quarter compared with the same quarter a year ago, with 9.9 percent resulting from higher prices, which was partially offset by a 3.3 percent decrease from lower consumption.

Sale of Assets

In the first quarter, the Company completed the sale of its current headquarters building.  The sale resulted in a total pre-tax gain of $143.9 million, of which $114.5 million ($62.8 million after tax or $.43 per share) was recognized in the first quarter.  The remainder of the gain is being deferred and amortized under GAAP and will offset the leaseback expense in connection with the sale. In addition, the Company sold property in Sarasota, Fla., in the first quarter, which resulted in a pre-tax gain of approximately $8.4 million ($5.0 million after tax or $.03 per share).

Operating Profit

Operating profit in the first quarter, which includes a pre-tax gain of $122.9 million related to the sale of assets, increased 90.6 percent to $208.1 million from $109.2 million in the same quarter a year ago.  Excluding the gain on the sale of assets, operating profit decreased 22.0 percent, reflecting a modest increase in revenues that was more than offset by an increase in expenses as discussed above.

Business Segment Results

News Media Group

Total News Media Group revenues grew 0.3 percent in the first quarter to $773.2 million from $770.6 million in the prior-year first quarter.  Advertising revenues increased 0.7 percent in the first quarter, primarily because of higher advertising rates and growth in Internet revenues, and circulation revenues were at approximately the same level as they were in the first quarter last year.

Operating profit for the News Media Group decreased 20.5 percent to $91.3 million in the first quarter from $114.9 million in the 2004 first quarter, reflecting a small increase in revenues that was more than offset by an increase in expenses as discussed above.

Broadcast Media Group

Broadcast Media Group revenues in the first quarter were $31.3 million, on a par with the same period in 2004.  The decline in political advertising versus last year was offset by gains in automotive, packaged goods, furniture and insurance advertising.  Operating profit decreased 16.8 percent to $4.1 million in the first quarter from $4.9 million in the 2004 first quarter, primarily because of higher wages and other benefit costs (including stock-based compensation).

About.com

For the nine days in the first quarter that the Company owned About.com, its revenues totaled $1.1 million and its operating profit was $0.1 million.  For the full year of 2004, About.com’s revenues were approximately $36 million.  In 2005 the Company expects dilution from About.com to be $.04 per share or less.  In 2006 the Company expects little or no dilution and in 2007 it expects that About.com will add to earnings.

Other Financial Data

Joint Ventures

Net loss from joint ventures was $0.2 million in the first quarter compared with $3.3 million in the first quarter of last year, because of more favorable results at all of the properties in which the Company has equity interests.  Results for Metro Boston are included on the Income Statement in “Net loss from joint ventures.”

Income Taxes

The Company’s effective income tax rate was 42.9 percent in the first quarter compared with 39.5 percent in the first quarter of last year.  The tax rate was higher than it would otherwise have been because of the gain on the sale of the Company’s current headquarters.  Excluding this gain, the tax rate would have been 39.7 percent in the first quarter.

Interest Expense-net

Interest expense-net in the first quarter increased to $14.2 million from $10.3 million in the first quarter of 2004.  In March, the Company redeemed $71.9 million of its outstanding 8.25 percent debentures due March 15, 2025 at a redemption price of 103.76 percent of the principal amount.  The redemption premium and unamortized issuance costs increased interest expense in the first quarter by $4.8 million ($2.9 million after tax or $.02 per share).  This increase was partially offset by higher capitalized interest related to the construction of the Company’s new headquarters.

Shares

In the first quarter, the Company repurchased 0.6 million shares at a cost of $21.7 million.  Approximately $180.2 million remained at the end of the first quarter from the Company’s current share repurchase authorization.  Class A and Class B common shares outstanding at the end of the quarter totaled 145.6 million shares.

Cash and Total Debt

As of March 27, 2005, the Company’s cash and cash equivalents were approximately $38 million and total debt was approximately $1.3 billion.

2005 Guidance

Below is 2005 guidance based on GAAP.  With the exception of additional guidance related to dilution from the About.com acquisition, there have been no changes in guidance since the Company last issued it on March 29.  It includes the effect of the acquisitions and investment made in the first quarter.

Item	2005 Guidance
Total Company Advertising Revenues	Growth rate expected to be in the mid-single digits
News Media Group Circulation Revenues	Expected to be on a par with 2004
Newsprint Cost Per Ton	Growth rate expected to be in the low teens
Stock-based Compensation Expense Recorded on the Income Statement	$23 to $27 million
Total Company Expenses Including Stock-based Compensation Expense Recorded on the Income Statement	Growth rate expected to be in the mid-single digits (a)
Depreciation & Amortization	$145 to $147 million
Capital Expenditures	$235 to $265 million (b)
Results From Joint Ventures	Income of $5 to $8 million
Interest Expense	$51 to $55 million
Dilution Attributable to About.com	$.04 or less per share
Tax Rate	40.8% (c)

(a)   Excluding stock-based compensation expense of $23 to $27 million (or $.11 to $.13 per share) in 2005, total Company expenses are expected to increase in the low- to mid-single digits.

(b)   In 2005 the Company’s capital expenditures related to the new headquarters are expected to be $120 to $135 million.

(c)   This tax rate includes the tax effect related to the pre-tax gain of $114.5 million ($62.8 million after tax or $.43 per share) in connection with the sale in the first quarter of the Company’s current headquarters.  Excluding the tax effect, the tax rate for 2005 is expected to be 39.7 percent.

Conference Call Information

The Company’s first-quarter earnings conference call will be held on Thursday, April 14, at 11 a.m. E.T.  The live webcast will be accessible through the Investors section of the Company’s Web site, www.nytco.com, and other Web services, including CCBN’s Individual Investor Center and CCBN’s StreetEvents for institutional investors.

To access the call, dial 800-811-8824 (in the U.S.) and 913-981-4903 (international callers) at least 10 minutes prior to the scheduled start of the call.

A replay of the webcast will be available online at www.nytco.com beginning about two hours after the call.  A replay of the call will also be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, April 15.  The access code is 8400923.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements.  These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by the Company’s various markets and material increases in newsprint prices.  They also include other risks detailed from time to time in the Company’s publicly-filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 26, 2004.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2004 revenues of $3.3 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 16 other newspapers, eight network-affiliated television stations, two New York City radio stations and more than 40 Web sites, including NYTimes.com, Boston.com and About.com.  For the fifth consecutive year, the Company was ranked No. 1 in the publishing industry in Fortune’s 2005 list of America’s Most Admired Companies.  The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

# # #

Exhibits:

Condensed Consolidated Statements of Income

Segment Information
News Media Group Revenues by Operating Segment

Footnotes

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Statements of Income are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
(Dollars and shares in thousands, except per share data)

	First Quarter
	2005	2004	% Change
Revenues
Advertising	$533,779	$529,027	0.9%
Circulation	219,617	220,243	-0.3%
Other (a)	52,187	52,674	-0.9%
Total	805,583	801,944	0.5%

Costs and expenses (b)	720,457	692,782	4.0%

Gain on sale of assets (c)	122,946	—	N/A

Operating profit	208,072	109,162	90.6%

Net loss from joint ventures	248	3,293	-92.5%

Interest expense - net	14,248	10,320	38.1%

Income from non-compete agreement	1,250	1,250	0.0%

Income before income taxes and minority interest	194,826	96,799	*

Income taxes	83,658	38,239	*

Minority interest in net income of subsidiaries (d)	119	125	-4.8%

Net Income	$111,049	$58,435	90.0%

Average Number of Common Shares:
Basic	145,868	149,925	-2.7%
Diluted	146,771	152,460	-3.7%

Basic Earnings Per Share	$0.76	$0.39	94.9%

Diluted Earnings Per Share	$0.76	$0.38	100.0%

Dividends Per Share	$0.155	$0.145	6.9%

* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
Revenues, Operating Profit (Loss) and Depreciation & Amortization
are prepared in accordance with GAAP.
(Dollars in thousands)

	First Quarter
	2005	2004	% Change
Revenues
News Media Group (e)	$773,166	$770,643	0.3%
Broadcast Media Group (e)	31,317	31,301	0.1%
About.com (f)	1,100	—	N/A
Total	$805,583	$801,944	0.5%

Operating Profit (Loss)
News Media Group (e)	$91,309	$114,914	-20.5%
Broadcast Media Group (e)	4,051	4,868	-16.8%
About.com (f)	142	—	N/A
Corporate	(10,376)	(10,620)	-2.3%
Gain on Sale of Assets (c)	122,946	—	N/A
Total	$208,072	$109,162	90.6%

Depreciation & Amortization
News Media Group (e)	$29,665	$31,558	-6.0%
Broadcast Media Group (e)	1,986	2,284	-13.0%
About.com (f)	220	—	N/A
Corporate (b)	1,730	2,228	-22.4%
Total	$33,601	$36,070	-6.8%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
Revenues are prepared in accordance with GAAP.
(Dollars in thousands)

	2005
	First Quarter	% Change vs. 2004

The New York Times Media Group(e)
Advertising	$301,466	0.8%
Circulation	153,716	0.9%
Other	38,078	-1.2%
Total	$493,260	0.7%

New England Media Group
Advertising	$109,407	-4.2%
Circulation	42,739	-4.5%
Other	8,031	-7.0%
Total	$160,177	-4.4%

Regional Media Group
Advertising	$91,254	7.2%
Circulation	23,162	0.0%
Other	5,313	11.4%
Total	$119,729	5.9%

Total News Media Group(e)
Advertising	$502,127	0.7%
Circulation	219,617	-0.3%
Other (a)	51,422	-1.0%
Total	$773,166	0.3%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES

(a)   Other revenue consists primarily of revenue from wholesale delivery operations, news services and direct marketing.

(b)   Effective in the first quarter of 2005, the Company adopted Statement of Financial Accounting Standards 123-R, which requires that the cost of stock-based compensation be recognized in the financial statements.  Stock-based compensation expense, which includes the cost of stock options, shares issued under the Company’s Employee Stock Purchase Plan and restricted stock, was $6.3 million in the first quarter of 2005.  The first quarter of 2004 includes $0.8 million of stock-based compensation expense related to restricted stock.

Beginning in the fiscal year 2005, restricted stock is being recorded as stock-based compensation expense.  For comparability, restricted stock in the prior year (recorded at Corporate), which had been reported as amortization expense, has been reclassified to conform with the 2005 presentation.  Restricted stock expense in 2004 was $0.8 million in the first quarter, $1.0 million in the second quarter, $1.0 million in the third quarter and $1.5 million in the fourth quarter.

(c)   In the first quarter of 2005, the Company recognized a $122.9 million pre-tax gain from the sale of assets. The Company’s sale of its current headquarters building resulted in a total pre-tax gain of $143.9 million, of which $114.5 million was recognized in the first quarter.  The remainder of the gain is being deferred and amortized under GAAP and will offset the leaseback expense in connection with the sale.  In addition, the Company sold property in Sarasota, Fla., which resulted in a pre-tax gain of $8.4 million.

(d)   “Minority interest in net income of subsidiaries” includes minority holders (FC Lion LLC and Myllykoski Corporation) income or loss, net of income taxes, of subsidiaries that are consolidated with the Company but less than 100% owned.  FC Lion LLC is a minority holder in a subsidiary formed for the purpose of constructing the Company’s new headquarters, and Myllykoski Corporation is a minority holder of a subsidiary that has an investment (along with the Company) in a paper mill.

(e)   Beginning in fiscal 2005, the results of the Company’s two New York City radio stations, WQRX-FM and and WQEW-AM, formerly part of the Broadcast Media Group, are now included in the results of the News Media Group under The New York Times Media Group.  WQXR, the Company’s classical music radio station, will now be working with The New York Times News Services division to expand the distribution of Times-branded news and information on radio, through The Times’s own resources and in collaboration with strategic partners. WQEW receives revenues under a time brokerage agreement with ABC, Inc., which currently provides substantially all of WQEW’s programming.

The first quarter of 2004 has been restated to conform with the 2005 presentation.  Historical information for 2004 and 2003 quarterly revenues, operating profit and depreciation and amortization, presented in this new format, is available in the Investors section at www.nytco.com.

(f)    On March 18, the Company purchased About, Inc., a leading online consumer information provider.   For the nine days in the first quarter that the Company owned About.com, its revenues totaled $1.1 million and its operating profit was $0.1 million.  The Company’s reportable segments now consist of the News Media Group, the Broadcast Media Group and About.com.